EXHIBIT 10.29

2003 STOCK OPTION PLAN

BRAINTECH, INC.

APRIL 16, 2003

ARTICLE I

PURPOSE OF PLAN

The purpose of this Plan is to strengthen Braintech, Inc. (hereinafter referred to as the "Company") by providing an additional means of attracting and retaining competent directors, officers, employees and consultants and by providing to such persons added incentive for high levels of performance and for unusual efforts to increase the sales and earnings of the Company. The Plan seeks to accomplish these purposes and results by providing a means whereby such persons may purchase shares of the capital stock of the Company pursuant to options.

ARTICLE II

1. ADMINISTRATION OF PLAN

Section 2.01. Board to Administer. This Plan shall be administered by the Compensation Committee (hereinafter referred to as the "Committee") of the Board of Directors of Braintech, Inc. (hereinafter referred to as the "Board"). Any action of the Committee with respect to administration of the Plan shall be taken pursuant to a majority vote, or to the written consent of a majority of its members.

Section 2.02. Authority. Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan and to define the terms used herein; to prescribe, amend and rescind the rules and regulations relating to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee on the foregoing matters shall be conclusive. Subject to the express provisions of the Plan, the Committee shall determine from the eligible class the individuals who shall receive options, and the terms and provisions of the options (which need not be identical).

ARTICLE III

2. PARTICIPATION

Section 3.01. Eligibility. Directors, officers and employees of the Company and consultants to the Company shall be eligible for selection to participate in the Plan. An individual who has been granted an option may, if otherwise eligible, be granted an additional option or options if the Committee shall so determine.

Section 3.02. Time of Granting Option. The granting of an option pursuant to this Plan shall take place at the time the Committee designates an eligible director, officer, employee or consultant as a participant in the Plan; provided, however, that if the appropriate resolutions of the Committee indicate that an option is to be granted as of and at some future date, the date of grant shall be such future date.

ARTICLE IV

3. STOCK SUBJECT TO THE PLAN

Subject to the adjustments as provided in Article XII of this Plan, the stock to be offered under this Plan shall be shares of the Company's authorized but unissued common stock, including reaquired common stock or common stock previously issued but cancelled. Subject to the following proviso, the aggregate amount of stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 2.5 million (2,500,000) shares. At no time shall the aggregate amount of stock to be delivered upon exercise of all options granted under this Plan, the February 11, 2000 Stock Option Plan, and the December 17, 1997 Stock Option Plan exceed 25% of the outstanding shares of the Common Stock of the Company. If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of this Plan. Subject to the general limitations contained in this Plan, the Committee may make any adjustment in the exercise price, the number of shares subject to, or the term of an option by amendment of said option or by cancellation of an outstanding option and subsequent regranting of an option. An option that is the result of amendment or substitution may have an exercise price which is higher or lower than the prior option, provide for a greater or lesser number of shares subject to the option, or a longer or shorter term than the prior option, and may otherwise be changed as the Committee, in its discretion, sees fit.

ARTICLE V

4. OPTION PRICE

The purchase price of stock covered by each option shall be determined by the Committee. The purchase price of any stock purchased shall be paid in full by bank draft or by certified cheque at the time of each purchase, or shall be paid in such other manner as the Committee may determine in compliance with applicable laws.

ARTICLE VI

OPTION PERIOD

Each option and all rights or obligations thereunder shall expire on such date as the Committee shall determine, but not later than the fifth (5th) anniversary of the date on which the option is granted, and shall be subject to earlier termination as hereinafter provided.

ARTICLE VII

PRIVILEGES OF STOCK OWNERSHIP

The holder of an option pursuant to the Plan shall not be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered to him.

ARTICLE VIII

EXERCISE OF OPTION

Each option may be exercised in accordance with its terms and the total number of shares subject thereto may be purchased, in instalments, which need not be equal. No option or instalment thereof shall be exercisable except in respect to whole shares, and fractional share interests shall be disregarded.

ARTICLE IX

COMPLIANCE WITH SECURITIES LAWS

Shares shall not be issued pursuant to the exercise of an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any Stock Exchange.

As a condition to the exercise of an option, the optionor may require the optionee to represent and warrant at the time of any such exercise that the shares purchased are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the optionor, such a representation is required by law.

Further, the optionor shall have no liability whatsoever (including, but not restricted to, alternate compensation) to the optionee if a change in the exercise price or a change in the terms and provisions of an option and/or this Stock Option Plan hereof is required pursuant to any applicable laws.

The optionor and optionee shall comply with all relevant provisions of law relating to this Stock Option Plan and any option granted hereunder.

ARTICLE X

DEATH AND TERMINATION

Section 10.01. Agreement to Remain in Employ of Company. Each person to whom an option is granted is not required to remain in the employ of the Company following the date of the grant of the option. Nothing contained in this Plan, or in any option granted pursuant to this Plan, shall confer upon any employee any right to continue in the employ of the Company or constitute any contract or agreement of employment or interfere in any way with the right of the Company to reduce such person's compensation from the rate in existence at the time of the granting of an option or to terminate such person's employment, but nothing contained herein or in any option agreement shall affect any contractual rights of an employee.

Section 10.02. Death of an Employee. If any option holder dies while employed by the Company, such holder's option shall, subject to earlier termination pursuant to Article VI, expire two years (2) years after the date of such death, and during such period after such death such option may, to the extent that the optionee may have exercised the option if alive during such period, be exercised by the person or persons to whom the options holder's rights under the option shall pass by will or by the applicable laws of descent and distribution.

Section 10.03 Termination. Subject to section 10.02 and earlier termination purusant to Article VI, if the optionee resigns or ceases to be employed by the optionor for any reason other than death, such optionee's option shall expire and become null and void thirty (30) days after the optionee ceases to be a director, officer, employee or consultant of the Company (or such period of time greater than 30 days as the Committee may determine or the Company may have agreed to contractually) and, during such period, the option shall be exercisable only to the extent the optionee could have exercised the option at the date the optionee ceased to be a director, officer, employee or consultant of the optionor.

ARTICLE XI

NONTRANSFERABILITY OF OPTIONS

An option granted under this Plan shall, by its terms, be nontransferable by the option holder other than by will or by the laws of descent and distribution and shall be exercisable during his lifetime only by the option holder.

ARTICLE XII

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

Section 12.01. Corporate Reorganizations. If the outstanding shares of the stock of the Company are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or merger as a result of which the Company is the surviving corporation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share covered by the option.

Section 12.02 Dissolution, Liquidation. Upon the dissolution or liquidation of the Company, or upon reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, this Plan shall terminate, and any option theretofore granted hereunder shall terminate, unless provision be made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

Section 12.03 Adjustments Made by Board. Adjustments pursuant to this Article XII shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive. No fractional shares of stock shall be issued under the Plan on account of any such adjustment.

ARTICLE XIII

INCOME TAX LAWS

The Company and all optionees shall comply with all applicable income tax laws and other tax laws (eg. any withholding tax or similar obligations).

ARTICLE XIV

AMENDMENT AND TERMINATION

The Board may at any time suspend, amend or terminate this Plan as the Board, in its own discretion, sees fit. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under any option theretofore granted under the Plan.

ARTICLE XV

TERMINATION

Unless terminated sooner by the Board of Directors, this Plan shall terminate at the close of business on April 16, 2013.

This Stock Option Plan is hereby approved and confirmed by the Board of Braintech, Inc.:

/s/ signed

Owen Jones, Director

/s/ signed

Lionel Dodd, Director

/s/ signed

James Speros, Director

/s/ signed

Edward White, Director

/s/ signed

Babak Habibi, Director

/s/ signed

Robert Gayton, Director